Exhibit 99.1

Nuvilex Enters into an At the Market Banking Agreement with Chardan
Capital Markets

SILVER SPRING, MD, May 29, 2014 (GLOBE NEWSWIRE) – Nuvilex, Inc. (OTCQB: NVLX), a clinical-stage international biotechnology company providing cell and gene therapy solutions for the treatment of diseases, announced today that it has entered into an “At the Market” banking agreement with Chardan Capital Markets, LLC under which Nuvilex may seek to raise up to a total of $50,000,000 depending upon market conditions and at the discretion of Nuvilex. In the banking agreement, Chardan Capital Markets will act as the exclusive placement agent for Nuvilex. The funds will be used for: (i) late-phase clinical trials in pancreatic cancer with Clinical Network Services (CNS) in Australia; (ii) preclinical studies and clinical trials with Translational Drug Development (TD2) to address the symptoms of pancreatic cancer to be conducted in the U.S.; and (iii) further testing and research for diabetes in Europe.

Kenneth L. Waggoner, the CEO and President of Nuvilex said of the agreement, “We are fortunate to have negotiated a banking agreement of up to $50,000,000 with Chardan Capital Markets. We also want to thank Lincoln Park Capital for the $2 million investment we received from them. In light of our banking agreement with Chardan Capital Markets, we have elected to terminate our agreement with Lincoln Park Capital pursuant to a mutual termination agreement. Currently, Nuvilex’s cash position remains strong and we are under no financial pressure to meet any long or short term cash requirements. Our shareholders should be assured that Nuvilex has worked diligently to fund our technology in a responsible fashion so that shareholder value is maximized. The banking agreement represents a further endorsement by the marketplace of our efforts to develop disease treatments based on the “Cell-in-a-Box®” technology and the steps that we have made to bring those treatments to a point where they can be commercialized.”

In connection with the banking agreement with Chardan Capital Markets, Nuvilex intends to file an S-3 Registration Statement. This “At the Market” funding will help Nuvilex preserve shareholder value. The S-3 Registration Statement will also include shares currently owned by Lincoln Park Capital.

A more detailed description of the banking agreement with Chardan Capital Markets and the mutual termination agreement with Lincoln Park Capital are set forth in Nuvilex’s Form 8-K which has been filed with the SEC and can be reviewed at http://www.sec.gov/.

About Nuvilex

Nuvilex, Inc. (OTCQB: NVLX) is a clinical stage biotechnology company focused on developing and patented technology preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live-cell encapsulation technology known as Cell-in-a-Box®. This unique and will be used as a platform upon which treatments for several types of cancer, including advanced inoperable pancreatic cancer, and diabetes are being built. Nuvilex's treatment for pancreatic cancer involves the widely used anticancer prodrug ifosfamide, together with encapsulated live cells, which convert ifosfamide into its active or "cancer-killing" form. Nuvilex is also working towards clinical trials associated with the symptoms of advanced pancreatic cancer and other abdominal cancers.

About Chardan Capital Markets

Chardan Capital Markets, LLC is an international investment bank headquartered in New York City, with offices in Los Angeles and Beijing. Chardan Capital Markets provides a wide array of financial services including investment banking, capital markets, international trading and equity research. The investment banking group focuses on providing banking and advisory services to private and public companies in small and mid-cap markets. The institutional coverage of Chardan Capital Markets spans North America, Europe and Asia. Chardan Capital Markets, LLC is a registered broker-dealer with the U.S. Securities and Exchange Commission and is a member of the following: Financial Industry Regulatory Authority (FINRA); Municipal Securities Rulemaking Board (MSRB); Securities Insurance Protection Corporation (SIPC); NASDAQ Stock Market and the NYSE Arca, Inc. To learn more about Chardan Capital Markets, visit www.chardancm.com.

Safe Harbor

This press release may contain forward-looking statements regarding Nuvilex and its future events and results that involve inherent risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions, as they relate to Nuvilex or its management, are intended to identify forward-looking statements. Important factors, many of which are beyond the control of Nuvilex, that could cause actual results to differ materially from those set forth in the forward-looking statements include Nuvilex's ability to continue as a going concern, delays in clinical trials or flaws or defects regarding its products, changes in relevant legislation or regulatory requirements, uncertainty of protection of Nuvilex's intellectual property and Nuvilex's continued ability to raise capital. Nuvilex does not assume any obligation to update any of these forward-looking statements.

More information about Nuvilex can be found at www.nuvilex.com. It can also be obtained by contacting Investor Relations Contacts.

Investor Relations Contacts:

Marlin Molinaro

Marmel Communications, LLC

Phone: 702.434.8692 mmolinarofc@aol.com

Dillon Heins

CorProminence, LLC Phone: 218.839.9051

dillonh@corprominence.com